Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333–214348, 333–172624, 333–163686 and 333–140205 on Form S–8 of EV Energy Partners, L.P. and subsidiaries (the “Partnership”) of our report dated April 2, 2018, relating to the consolidated financial statements of EV Energy Partners, L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Partnership’s ability to continue as a going concern), appearing in this Annual Report on Form 10–K of EV Energy Partners, L.P. and subsidiaries for the year ended December 31, 2017.

/s/DELOITTE & TOUCHE LLP

Houston, Texas
April 2, 2018